Exhibit 99.1

                              For Immediate Release
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Company Contacts:                                   ARC Wireless Solutions, Inc.
Randall Marx, Chief Executive Officer               Phone: 303-421-4063
randall.marx@arcwireless.net                        Fax: 303-424-5085
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Richard Anderson, Investor Relations
richard.anderson@arcwireless.net
web page: www.arcwireless.net
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      ARC WIRELESS SOLUTIONS REPORTS 25% INCREASE IN FIRST QUARTER REVENUE

     Wheat Ridge, Colorado May 16, 2005 - ARC Wireless Solutions, Inc. (OTC BB:ARCS) today reported revenues of $9,025,000, a 25 % increase in revenue for the quarter ended March 31, 2005 as compared to $7,200,000 for the same period last year. The increase in revenue is due to a 42% increase in Winncom Technology's sales to $7,938,000 for the period ended March 31, 2005 as compared to $5,600,000 for the same period last year. Revenue from the Company's Wireless Communications Solutions Division decreased $408,000 to $1,092,000 for the period ended March 31, 2005 as compared to $1,500,000 for the same period last year. The decrease in revenues for the division is primarily due to management's decision to suspend shipments to a large antenna customer due to delinquent payments.

     The Company had a net loss of $101,000 for the period ended March 31, 2005 as compared to a net profit of $81,000 for the same period last year. Gross profit margins decreased to 15.6% for the period ended March 31, 2005 as compared to 18.8% for the same period last year. The decrease in net profit and gross margins is the result of the decrease in revenues of the Wireless Communications Solutions division and the increase in expenses related to the expansion of Winncom's international sales and marketing efforts.

     Commenting on the results of the first quarter, Randall P. Marx, Chief Executive Officer said, "We are very excited about the underlying trends of the wireless marketplace and specifically the expansion of Winncom's core domestic and international business. Demand for our products remains strong and we are focusing on both the increase in revenues and margin improvements. In an effort to minimize the Company's risk, shipments to a large antenna customer were suspended in the first quarter. However, we are encouraged with their announcement last week that they believe they will complete their recapitalization this month. We anticipate that this will lead to a resumption of the shipments as early as June 2005. Even with this setback, our antenna division has never been more active with new projects, products designs and the pursuit of new customers."



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About ARC Wireless Solutions, Inc.

ARC Wireless Solutions, Inc. is involved in selective design, manufacturing and marketing, as well as distributing and servicing, of a broad range of wireless components and network products and accessories. The Company develops, manufactures and markets proprietary products, including base station antennas (for cellphone towers) and other antennas, through its Wireless Communications Solutions Division; it is a value added distributor of Wi-Fi and other wireless networking products through its Winncom Technologies Corp. subsidiary; and it designs, manufactures and distributes cable assemblies for cable, satellite and other markets through its Starworks Wireless Inc. subsidiary. The Company's products and systems are marketed through the Company's internal sales force, OEMs, numerous reseller distribution channels, retail, and the Internet. ARC Wireless Solutions, Inc., together with its Wireless Communications Solutions Division and its Starworks Wireless subsidiary, is headquartered in Wheat Ridge, Colorado. The Company's Winncom Technologies Corp. subsidiary is located in Solon, Ohio. For more information about the Company and its products, please visit our web sites at www.arcwireless.net, www.antennas.com, www.winncom.com
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and www.starworkswireless.com.
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     This is not a solicitation to buy or sell securities and does not purport to be an analysis of the Company's financial position. This Release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934. Although the Company believes that the expectations reflected in the forward-looking statements and assumptions upon which forward-looking statements are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. See the Company's most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K for additional statements concerning important factors, such as demand for products, manufacturing costs, and competition, that could cause actual results to differ materially from the Company's expectations.